UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  June 30, 2014

MILLENNIAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35478	20-5087192
(Commission File No.)	(IRS Employer Identification No.)

2400 Boston Street, Suite 201

Baltimore, MD 21224

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 522-8705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Separation Agreement and Consulting Agreement with Michael Avon.

On June 30, 2014, Millennial Media, Inc. (the “Company”) and Michael Avon entered into a separation agreement (the “Separation Agreement”) and a consulting agreement (the “Consulting Agreement”) in connection with Mr. Avon’s departure from the Company effective as of July 1, 2014.  Under the Separation Agreement and the Consulting Agreement, Mr. Avon has agreed to continue to provide services to the Company as a consultant and advisor through December 31, 2014, as may be requested by the Company.  Mr. Avon’s expected commitment of services to the Company is up to 32 hours per month.

In connection with the Separation Agreement, the Company has agreed to pay to Mr. Avon a pro-rated portion of his 2014 executive bonus, as determined by the Compensation Committee of the Company’s Board of Directors, to reflect his service to the Company for the first six months of 2014.  In exchange for providing consulting and advisory services as set forth in the Consulting Agreement, the Company has agreed to pay Mr. Avon compensation of $10,000 per month, beginning August 1, 2014, and the Company will also provide for the vesting of Mr. Avon’s currently outstanding restricted stock units over the term of the Consulting Agreement.  Subject to Mr. Avon’s continued service through such term, the restricted stock units will be fully vested as of the end of the term of the Consulting Agreement.  Mr. Avon will also be reimbursed for reasonable out-of-pocket expenses borne by him in performing services under the Consulting Agreement.

The foregoing description of the Separation Agreement and Consulting Agreement is a summary, is not complete and is qualified in its entirety by reference to the Separation Agreement and the Consulting Agreement, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2014	MILLENNIAL MEDIA, INC.

	By:	/s/ Ho Shin
Ho Shin
General Counsel and Chief Privacy Officer